Exhibit 99.1

NEWS RELEASE for September 7, 2007, at 8:00 AM EDT

WORLD FUEL SERVICES CORPORATION DECLARES REGULAR
QUARTERLY CASH DIVIDEND

MIAMI, FL (September 7, 2007)   World Fuel Services Corporation (NYSE:INT) announced today that it has declared its quarterly cash dividend of $0.0375 per share payable on October 10, 2007, to shareholders of record on September 21, 2007.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 43 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

Contacts:	World Fuel Services Corporation
Ira M. Birns
Executive Vice President & Chief Financial Officer
or
Francis X. Shea
Executive Vice President & Chief Risk and Administrative Officer
(305) 428-8000

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